EXHIBIT 23.1


                        Consent of KPMG Peat Marwick LLP


   The Board of Directors
   Hein-Werner Corporation:


   We consent to incorporation by reference in this registration statement on Form S-8 of Hein-Werner Corporation of our reports dated February 14, 1997, relating to the consolidated balance sheets of Hein-Werner Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1996, and related financial statement schedule which reports appear in the December 31, 1996 Annual Report on Form 10-K of Hein-Werner Corporation.


                                              /s/ KPMG Peat Marwick LLP
                                                  KPMG Peat Marwick LLP

   Milwaukee, Wisconsin
   March 25, 1998